SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2007

CuraGen Corporation

(Exact name of registrant as specified in charter)

Delaware	0-23223	06-1331400
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

322 East Main Street

Branford, Connecticut 06045

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 481-1104

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On September 11, 2007, CuraGen Corporation, a Delaware corporation (the “Company”), provided an update on the Company at the Bear Stearns 20th Annual Healthcare Conference in New York City. During the presentation, Frank M. Armstrong, M.D., the Company’s President and Chief Executive Officer, reviewed recent events, the development status for each of the Company’s clinical programs, including velafermin, belinostat and CR011-vcMMAE, and upcoming milestones.

In addition, the Company announced that clinical trial results on belinostat have been submitted for presentation at two medical conferences that will take place during the months of October and December. Phase II clinical trial results from a study evaluating belinostat in combination with carboplatin and paclitaxel (BelCaP) for the treatment of ovarian cancer were submitted for presentation to the EORTC-AACR-NCI Symposium, which will take place from October 22 to October 26, 2007, and Phase II trial results evaluating belinostat monotherapy for the treatment of either peripheral T-cell lymphoma or cutaneous T-cell lymphoma were submitted to the American Society of Hematology, which will be held from December 8 to December 11, 2007.

The Company disclosed that it will continue to use its cash resources to advance its clinical oncology programs toward Phase III development, which is anticipated to begin during 2008, and that it will remain opportunistic and continue to evaluate options to from time to time repurchase or refinance a portion of its outstanding 4% convertible debentures of $110 million that mature on February 15, 2011. Any repurchases might occur through cash purchases and/or exchange for equity securities, in open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, the Company’s liquidity requirements, contractual restrictions and other factors. The amounts involved in any such transactions, individually or in the aggregate, may be material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURAGEN CORPORATION
(Registrant)

Date: September 11, 2007	By:	/s/ David M. Wurzer
	Name:	David M. Wurzer
	Title:	Executive Vice President and Chief Financial Officer